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                                                                      EXHIBIT 99
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CHAMPION ELECTS OLSON AND NICHOLS TO TOP POSITIONS


Stamford, CT, June 4, 1996 -- Champion International Corporation today announced that the Board of Directors has elected Richard E. Olson as Chairman and Chief Executive Officer and Kenwood C. Nichols as Vice Chairman and Executive Officer effective October 1. Mr. Olson and Mr. Nichols will succeed Andrew C. Sigler and L. C. Heist as the senior officers of the company. Mr. Sigler, Chairman and Chief Executive Officer, and Mr. Heist, President and Chief Operating Officer, will relinquish their Board responsibilities and retire from the company after 40 and 39 years of service, respectively.

Mr. Olson, 58, is currently an Executive Vice President of Champion with responsibility for engineering, technology, manufacturing support and major projects. He joined Champion in 1967 as a senior project engineer. During his career at Champion, Mr. Olson has been operations manager at the Courtland, Alabama pulp and paper mill and Champion's former pulp and paper mill in Pasadena, Texas. In addition, he has overseen many of the company's major capital projects and technology functions. He also has held senior positions in the printing and writing papers and newsprint and kraft operations.

Mr. Olson received an A.B. in chemistry from Knox College and a Ph.D. in paper chemistry from the Institute of Paper Science and Technology.

Mr. Nichols, 56, has served as Vice Chairman of Champion since 1989 with responsibility for, among other things, strategic planning, finance, control and management information systems. Mr. Nichols joined Champion as director of planning for its timberlands operation in 1972 and assumed responsibility for corporate planning in 1974. He was elected a Senior Vice President in 1983.

Mr. Nichols received a B.S. degree in forest management from Auburn University and an
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M.S. degree in business management from Duke University.

In addition, Mr. Olson was elected as a member of the Board of Directors effective today. Mr. Nichols has served on the Board since 1989.

Headquartered in Stamford, Connecticut, Champion is one of America's leading manufacturers of paper for business communications, commercial printing, publications and newspapers, and also is a major manufacturer of pulp, plywood, and lumber. The company and its subsidiaries own or manage several million acres of forestlands in the United States, Canada, and Brazil.



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